UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006

MALIBU MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-136349	20-5242826
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

502 East John Street
Carson City, Nevada	89706
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code) (604) 685-7552

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02  Unregistered Sales of Equity Securities

Flex Fuels Agreement

On December 29, 2006 Malibu Minerals, Inc. (the “Company”) entered into an Acquisition Agreement (the “Agreement”) with Flex Fuels Energy Limited, a company formed under the laws of England and Wales (“Flex Fuels”), the shareholders of Flex Fuels (collectively the “Shareholders”) and the individuals signatories thereto for the purpose of diversifying the Company’s business. Pursuant to the Agreement, the Company acquired 15% of the entire authorized share capital of Flex Fuels (the “Shares”) and agreed to acquire and, Flex Fuels and the Shareholders agreed to sell, the remaining 85% of the entire authorized share capital of Flex Fuels, subject to the satisfaction of various closing conditions as more fully described below and as set forth in Section 8 of the Agreement (the “Completion Conditions”). In consideration for the Shares, the Company paid $1,500,000 out of the Proceeds (as defined below). Also, effective as of December 19, 2006 and in connection with the Agreement, Thomas Barr, a member of the board of directors of the Company was appointed to the board of directors of Flex Fuels for the purpose of overseeing the achievement of the Completion Conditions and Flex Fuels’ business during the Interim Period (as defined below). Subject to the satisfaction of the Completion Conditions, pursuant to the Agreement, the Company would acquire the remaining 85% of the entire authorized share capital of Flex Fuels for which the Company would issue the Shareholders an aggregate of 24,854,479 shares of common stock of the Company (the “Common Stock”). The closing of the acquisition of Flex Fuels is expected to occur no later than five months from the date of this Agreement (the “Interim Period”). The Company is presently conducting, and will continue to conduct, due diligence efforts to ensure that the Completion Conditions are satisfied.

The Completion Conditions include, but are not limited to (i) the satisfaction of various material terms of the Agreement, (ii) the closing of a financing in the minimum amount of $11,800,000 by the Company, (iii) during the third and fourth months of the Interim Period, in its absolute discretion, the Company not concluding that the prospects for success of the Flex Fuels’ business do not justify proceeding to closing, (iv) the transactions contemplated under the Agreement having been approved by any regulatory authorities having jurisdiction over the transactions contemplated; (v) the delivery of the Voting Trust Agreements entered into by the shareholders of the Company holding in aggregate at least 10.5% of the issued and outstanding shares of the Company’s Common Stock at closing (the “10.5% Shareholders”), a form of which is annexed hereto as Exhibit 10.2, (vi) the delivery by the Company of the Lock-up Agreements entered into by the 10.5% Shareholders, a form of which is annexed hereto as Exhibit 10.3, (vii) the delivery by the Company to Flex Fuels in a reasonable manner of a confirmation that the Common Stock has been approved for listing on the Principal Market (as defined in the Agreement), (viii) entry by Flex Fuels into all of the Completion Agreements set forth in Schedule 7 attached to the Agreement, and (ix) completion and delivery to the Company of Flex Fuels’ audited financial statements for the period from inception to December 31, 2006 by Flex Fuels, subject to adjustment. With the exception of appointment of Mr. Barr on the board of directors of Flex Fuels effective as of the date of the Agreement, no material relationship exists between the shareholders of Flex Fuels and the Company and/or its affiliates, directors, officers or any associate of an officer or director. The Company cannot provide any guarantee that the Completion Conditions will be satisfied or that it will be successful in its efforts to complete the Main Funding.

Flex Fuels is a developmental stage company headquartered in London, England. Flex Fuels plans to construct, own and manage seed processing facilities, refineries producing bio diesel products (and associated power generation facilities if commercially desirable) and to engage in the business of selling supplying and distributing bio diesel products.

Flex Fuels Agreement

Also, on December 29, 2006, the Company entered into a financing arrangement with several investors (the “Investors”) pursuant to which it sold $1,650,000 (the “Proceeds”) of shares of its common stock at a per share price of $0.70 for an aggregate sale of 2,357,143 shares (the “Common Shares”).

The Common Shares were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the “1933 Act”). The offers and sales to the Investors were made in offshore transactions. None of the Investors were a U.S. person as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). Such Investors acknowledged that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits

Exhibit No.	Description

10.1	Acquisition Agreement dated December 29, 2006 entered into by and among the Company, Flex Fuels Energy Limited, the shareholders of Flex Fuels Energy Limited and the individuals signatory thereto.*

10.2	Form of a Voting Trust Agreement.*

10.3	Form of a Lock-up Agreement.*

10.4	Subscription Agreement dated December 29, 2006 by and among the Company and the subscribers signatory thereto. *

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Malibu Minerals, Inc.

Date: January 5, 2006	By:	/s/ James Laird
James Laird
Chief Executive Officer